Press Release #201604	FOR IMMEDIATE RELEASE	February 9, 2016

Enertopia Announces V-LoveTM Patent Update

Vancouver, BC—Enertopia Corporation (ENRT-OTCBB) (TOP-CSE) (the "Company" or "Enertopia") announces further to its original provisional patent filing in October 2015 it has applied for PCT ( Patent Cooperation Treaty) patent protection of V-LoveTM with respect to claims involving lubrication, pH balance and the bioavailability of certain vitamins and minerals via absorption through the vaginal mucosal membrane.

Enertopia has filed a PCT patent application with the United States Patent and Trademark Office regarding its technology.

Enertopia’s patent-pending formulations were developed in part with the goal of achieving much higher levels of lubrication, thus reducing the potential for vaginal micro tears. However, patent-pending these compositions also provide greater bioavailability of ingredients such as water based vitamins via absorption through the vaginal mucosal membrane than would otherwise be absorbed by the daily oral intake of water based vitamins.

It is in the Company’s best interests to have filed the PCT patent application to protect the Company’s formulations as evidence has shown that vaginal suppositories have had greater bioavailability results than the common oral intake of water soluble vitamins. The greater the opportunity for water soluble based vitamins to replenish the body, the better the overall health as water based vitamins need to be replenished on a daily basis.

V-LoveTM is specifically balanced for a woman’s healthy vaginal pH balance of 3.8 to 4.5. While this is on the acidic side of the pH scale, it is nowhere near the acidity of the average stomach acid that has a pH of 1.5. This allows for slower decay of vitamins and minerals compared to oral intake, which in turn allows for greater absorption potential over time. In addition, absorption through the vaginal mucosal membrane avoids the first-pass metabolism that occurs with oral administration of water soluble vitamins (metabolism that occurs in the intestine and portal circulation of the liver before reaching systemic circulation).

V-LoveTM patent-pending formulation meets the needs of providing increased vaginal lubrication to decrease the chance of vaginal micro tears and providing water based vitamins with increased bioavailability, all under the protection of a healthy vaginal pH balance.

“These are exciting times for Enertopia. We are very proud about our PCT patent application being filed and all the hard work and dedication by our team. We look forward to providing updates and further developments about our Company.” Stated Robert McAllister, President of Enertopia.

About Enertopia

The Company’s mission is to empower people with a better way of living through healthy lifestyle choices in helping you live your life your way. Our core values of honesty, integrity, and commitment help to define our corporate practices and demonstrate our dedication in helping individuals whether they are encountering health issues based on age, diet or have suffered a traumatic physical, mental or an emotional event.

Enertopia’s shares are quoted in Canada with symbol TOP and in the United States with symbol ENRT. For additional information, please visit www.enertopia.com or v-love.co or call Robert McAllister: (250) 765-6412

FORWARD-LOOKING STATEMENTS
This release includes forward-looking statements. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will,” and other similar expressions are forward-looking statements. Such forward-looking statements are estimates reflecting the Company’s best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. Access to capital, or lack thereof, is a major risk and there is no assurance that the Company will be able to raise required working capital. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition and other factors which may be identified from time to time in the Company’s public announcements and filings. There is no assurance that existing capital is sufficient for the Company’s needs or that it will need to attempt to raise additional capital. There is no assurance that any planned corporate activity, business venture, or initiative will be pursued, or if pursued, will be successful. There is no assurance that any water based product will promote, assist, or maintain any beneficial human health conditions whatsoever. There is no assurance that the infusion of vitamins in the water based personal lubricant will provide any increase in bioavailability to any individual person. There is no assurance that provisional patent-pending applications will result in granted patents, or that competing companies, in their normal course of business, might not introduce other unrelated inventions superior to the Company’s own. No statement herein has been evaluated by the Food and Drug Administration (FDA). V-LoveTM products are not intended to diagnose, treat, cure or prevent any disease.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release